Exhibit 99.8

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the UK Financial Services and Markets Act 2000 if you are in the United Kingdom, or if not, from another appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all of your Danka Ordinary Shares, please forward this document, together with the accompanying Revised Form of Proxy and other documents, at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. If you have sold part only of your holding of Danka Ordinary Shares please consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

Evolution Securities Limited, which is authorised in the United Kingdom by the Financial Services Authority, is acting as Sponsor to Danka Business Systems PLC and no-one else in relation to the matters described in this document and will not be responsible to anyone other than Danka Business Systems PLC for providing the protections afforded to customers of Evolution Securities Limited or for advising any other person in relation to the matters described in this document.

DANKA BUSINESS SYSTEMS PLC

(Incorporated and registered in England and Wales under the Companies Act 1985 with registered number 1101386)

Proposed amendment to Resolution to be proposed at Extraordinary General Meeting

THIS DOCUMENT SHOULD BE READ IN CONJUNCTION WITH THE CIRCULAR TO DANKA SHAREHOLDERS DATED 30 MAY 2008 (THE “CIRCULAR”). THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CIRCULAR EXCEPT TO THE EXTENT THE INFORMATION CONTAINED HEREIN SUPPLEMENTS, MODIFIES OR SUPERSEDES THE INFORMATION CONTAINED IN THE CIRCULAR. CAPITALISED TERMS USED IN THIS DOCUMENT AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE CIRCULAR.

Your attention is drawn to the letter to Danka Shareholders from the Chairman of Danka which is set out on pages 1 to 9 of this document.

A revised form of proxy to be used by holders of Danka Ordinary Shares in connection with the proposed amendment to one of the Resolutions to be proposed at the EGM, and in connection with the Resolutions to be proposed at the EGM (the “Revised Form of Proxy”), accompanies this document. Whether or not holders of Danka Ordinary Shares intend to attend the EGM in person, they are requested to complete the Revised Form of Proxy in accordance with the instructions printed on it and return it as soon as possible by post or (during normal business hours only) by hand but, in any event, so as to be received by Danka’s registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, no later than 2 p.m. on 25 June 2008.

A summary of the action to be taken by Ordinary Shareholders is set out on pages 8 and 9 of this document. The completion and return of the completed Revised Form of Proxy will not prevent you from attending the EGM and voting in person (in substitution for your proxy vote) if you so wish (and are so entitled).

Expected Timetable of Principal Events(1)

Latest date and time for receipt of Revised Forms of Proxy	2.00 p.m. on 25 June 2008
Extraordinary General Meeting	2:00 p.m. on 27 June 2008
Anticipated date of completion of the Disposal	27 June 2008
Anticipated date of commencement of the Members Voluntary Liquidation(2)	27 June 2008
Anticipated date of suspension of listing	7:30 a.m. on 27 June 2008
Anticipated date of resumption of listing	7:30 a.m. on 30 June 2008
Anticipated date of cancellation of listing(2)	8:00 a.m. on 30 June 2008

1.	All references to times in this document are to London times unless otherwise stated.
2.	Subject to the Resolution to approve the MVL being duly passed by the requisite majority of Danka Shareholders.

PART I

LETTER FROM THE CHAIRMAN OF DANKA

DANKA BUSINESS SYSTEMS PLC

(Incorporated and registered in England and Wales under the Companies Act 1985 with registered number 1101386)

Registered office: Masters House 107 Hammersmith Road London W14 0QH

19 June 2008

To holders of Danka Ordinary Shares

Dear Danka Shareholder,

Danka Business Systems PLC

Proposed amendment to Resolution to be proposed at Extraordinary General Meeting

1.	Introduction

On 30 May 2008, the Company posted a circular to Danka Shareholders setting out details of the proposed Disposal of its business operations to Konica Minolta and the proposed Members Voluntary Liquidation and convening an Extraordinary General Meeting (the “Circular”).

The Resolutions which are to be proposed at the Extraordinary General Meeting to, among other things, approve the Disposal and the Members Voluntary Liquidation, are set out in full in the Notice of Extraordinary General Meeting on pages 57 to 59 of the Circular (the “Notice of Meeting”). As proposed in the Notice of Meeting, the Resolution to approve the Disposal will be void and of no effect unless the Resolution to approve the Members Voluntary Liquidation is duly passed by the requisite majority and comes into effect in accordance with its terms. Similarly, as proposed in the Notice of Meeting, the Resolution to approve the Members Voluntary Liquidation will be void and of no effect unless, among other things, the Resolution to approve the Disposal is duly passed by the requisite majority.

Following the posting of the Circular, a number of Ordinary Shareholders (including holders of ADSs) with aggregate holdings which represent a significant proportion of the Danka Ordinary Shares in issue have indicated that while they are supportive of the Disposal they do not support the Members Voluntary Liquidation as currently proposed. Given the paramount importance to the Company and Danka Shareholders of completing the Disposal in a timely manner, the Board considers that it would be in the best interests of Danka and the Danka Shareholders as a whole for the Resolution to be proposed to the EGM to approve the Disposal to be amended so that, if duly passed by the requisite majority at the EGM, it will become effective regardless of whether the Resolution to approve the Members Voluntary Liquidation is approved.

Accordingly, the Board intends to propose an amendment to the resolution to approve the Disposal at the Extraordinary General Meeting which would have the effect of allowing that Resolution to come into force if approved by the requisite majority, regardless of whether the Resolution to approve the Members Voluntary Liquidation is approved. The full text of the relevant Resolution, as so amended, is set out in the Appendix to this document.

Danka Shareholders should be in no doubt as to the importance of the Proposals. The Directors strongly urge Ordinary Shareholders to vote in favour of the amendment to the Resolution to approve the Disposal and the resolutions to be proposed at the EGM. If the Disposal is not approved at the EGM, the Directors are of the opinion that the Disposal may well not be completed and the Group will not have sufficient working capital for the Group’s requirements.

Your attention is drawn to paragraph 20 below and the statements concerning working capital set out in paragraph 11 of Part II of this document.

2.	Background

Assuming that Danka completes the Disposal on or about 27 June 2008, the outstanding indebtedness under the GECC credit facilities to be repaid is approximately US$150 million. The Group’s GECC credit facilities are limited to certain multiples of the Group’s adjusted EBITDA and are subject to customary financial covenant testing which is reported on a quarterly basis.

As of 1 July 2008, the multiple of the Group’s adjusted EBITDA, through which the credit limit of the GECC credit facilities is calculated, is to be reduced. This reduction will reduce the borrowing capacity of the Group and require the Group to repay any outstanding indebtedness above the new capacity limit of the GECC credit facilities. The Directors believe a repayment of approximately US$40 million will therefore be required on 1 July 2008 to cover the outstanding indebtedness at that date. Further, the Directors also believe that if the Disposal is not completed prior to 1 July 2008, the Group will be in breach of its financial covenants under the GECC credit facilities as of that date.

If the proceeds of the Disposal are not received before 1 July 2008 the Directors do not believe the Group will be able to finance the forecast debt repayment obligations. The Directors believe that such a default in repayment and/or the anticipated breach of the financial covenants would likely ultimately lead to the withdrawal of the GECC credit facilities. Were this to occur the Board would be forced to seek to negotiate new credit facilities and there is no certainty that such new credit facilities would be available to the Group on terms which are commercially acceptable or at all or that the Group’s creditors would not seek a sale of the Group and/or put the Group in to some form of insolvency proceedings. If the Group was placed into insolvency proceedings the Disposal would not proceed and it is unlikely that Ordinary Shareholders would receive any distribution.

As was stated in the Circular, in determining to proceed with the Proposals, the Board considered a number of factors, including, among others, the significant costs associated with trying to remain an independent player in an extremely competitive industry, the level of the Company’s indebtedness and the Company’s liquidity requirements, and the likelihood that the continued accretion in the value of Danka Participating Shares would outpace the increase in the value of the Company, further reducing the return to the holders of Danka Participating Shares and increasing the possibility of no return to the holders of Danka Ordinary Shares (and ADSs).

In light of these factors, among others, the Directors concluded that the Disposal represented the best financial outcome for all stakeholders of the Company, and that the Members Voluntary Liquidation would enable the net cash in the Company, following Completion, the repayment of the Company’s outstanding indebtedness, including under the credit facilities provided by GECC and after taking into account all known actual and contingent liabilities of the Group and payment of the fees, costs and expenses of the Members Voluntary Liquidation, to be returned to Danka Shareholders in the most cost effective manner.

3.	Reasons for the proposed amendment

Since the Circular was posted, certain Ordinary Shareholders, which control the voting rights in respect of Danka Ordinary Shares representing, in aggregate, approximately 25 per cent. of the total number of Danka Ordinary Shares in issue, have indicated publicly that they intend to vote against the Members Voluntary Liquidation at the Extraordinary General Meeting. If these shareholders were to vote against the Resolution to approve the Members Voluntary Liquidation, it would be highly unlikely for that Resolution to be passed. Additionally, as the Resolution to approve the Disposal, as presented in the Notice of Meeting, is conditional on shareholder approval of the Resolution to approve the Members Voluntary Liquidation, in such circumstances it would be highly unlikely for the Disposal to be duly approved or to be completed. If the Disposal is not duly approved at the Extraordinary General Meeting, Konica Minolta would have a right to terminate the Disposal Agreement and there can be no certainty that Konica Minolta would be prepared to waive this right.

Given the Company’s liquidity situation and the situation surrounding the Company’s existing debt obligations, as described above and in the Circular, the Board continues to believe that completing the Disposal in a timely manner is of paramount importance to the Company and to Danka Shareholders as a whole.

Consequently, in response to the statements by a number of Ordinary Shareholders that they do not support the Members Voluntary Liquidation, the Board has concluded that it is in the best interests of the Company and Danka Shareholders as a whole for the Resolution to approve the Disposal to be amended so that it is no longer conditional upon shareholder approval of the Resolution to approve the Members Voluntary Liquidation.

Accordingly, the Board intends to propose an amendment to the Resolution to approve the Disposal at the Extraordinary General Meeting which would have the effect of allowing that Resolution to come into force if approved by the requisite majority, regardless of whether the Resolution to approve the Members Voluntary Liquidation is approved. This would allow the Disposal to be completed even if the Resolution to approve the Members Voluntary Liquidation is not approved by the requisite majority. The full text of the relevant Resolution, as so amended, is set out in the Appendix to this document.

The Cypress Shareholders have agreed to vote in favor of the proposed amendment to the Resolution relating to the Disposal, and they have reaffirmed their previous agreement to vote in favor of the Disposal, the Members Voluntary Liquidation and related proposals.

If the amendment to the Resolution to approve the Disposal is approved at the Extraordinary General Meeting and that Resolution, as so amended, is duly passed by the requisite majority, being a simple majority of the votes cast in person or by proxy at the Extraordinary General Meeting, the Board intends to proceed with Completion of the Disposal, regardless of whether the Resolution to approve the Members Voluntary Liquidation, or any of the other resolutions to be considered at the Extraordinary General Meeting, is duly approved.

4.	Information on Danka

Danka was formed in 1973 and is one of the leading independent providers of comprehensive document solutions including office imaging equipment, software, support, and related services and supplies in the United States. The Company, through DOIC, offers a wide range of state of the art office imaging products, services, supplies and solutions that primarily include digital and colour copiers, digital and colour multi-function peripherals (“MFPs”), printers, facsimile machines and software, contract services, including professional and consulting services, maintenance, supplies, leasing arrangements, technical support and training. Further information about DOIC is set out in paragraph 5 below.

5.	Information on DOIC

DOIC, a Delaware corporation, is an indirect wholly-owned subsidiary of Danka and a direct wholly-owned subsidiary of DHC.

DOIC’s revenue is generated from two primary sources: (i) new retail equipment, supplies and related sales and (ii) service contracts. DOIC primarily sells Canon products but also sells other brands, including Kodak, Toshiba, Konica Minolta and Hewlett-Packard. A significant portion of DOIC’s retail equipment, supplies and related sales are made to existing customers, and nearly all are sold with a service or supply contract. These contracts typically have an initial term of one to three years and renew on an annual basis thereafter. A large majority of DOIC’s retail equipment, supplies and related sales are financed by third party finance or leasing companies.

In the financial year ended 31 March 2007, DOIC generated revenues of approximately US$449 million and a loss from operations before tax of approximately US$10 million and its gross assets were approximately US$120 million.

Ordinary Shareholders should read the whole of this document and the Circular and should not solely rely on the summarised financial information as set out above. Further financial information on DOIC is set out in Part V of the Circular.

6.	Principal terms of the Disposal

The Disposal will be effected by way of the sale of the entire issued share capital of DOIC, which is the entity through which the Group currently conducts its business operations, to Konica Minolta.

Under the terms of the Disposal Agreement, Konica Minolta will pay Danka on Completion the sum of US$240 million in cash, subject to upward or downward net worth adjustments to a maximum of US$10 million.

US$25 million of the cash consideration to be paid by Konica Minolta at Completion will be held in escrow for a period of four years following Completion to satisfy any and all claims which may be made under the Disposal Agreement. The amount of cash held in escrow is subject to reduction each year following Completion, with certain amounts not required to satisfy claims under the Disposal Agreement being returned to the Company on each anniversary of Completion.

The Disposal is conditional on shareholder approval of the Disposal being obtained at the EGM. The Disposal is also conditional on the satisfaction or waiver of certain other customary closing conditions.

Further information on the Disposal and the principal terms of the Disposal Agreement is set out in Part IV of the Circular.

7.	Break fee

Subject to obtaining the requisite shareholder approval under the Listing Rules, Danka has agreed to pay Konica Minolta a fee of US$5 million in the event that the Disposal Agreement is terminated by Konica Minolta or DHC because the Closing (as defined in the Disposal Agreement) has not occurred by 8 October 2008 or because Danka Shareholders have failed to approve the resolutions contemplated by the Disposal Agreement at the EGM, or is terminated by Konica Minolta after 8 August 2008 if shareholder approval has not been obtained by such date and in any such case the Board has withdrawn or modified, or proposed to withdraw of modify, in a manner adverse to Konica Minolta, its recommendation of the transactions contemplated by the Disposal Agreement, or taken any action or made any statement in connection with the EGM inconsistent with its recommendation of the transactions contemplated by the Disposal Agreement, or approved or recommended or publicly proposed to approve or recommend, or failed to recommend against, a proposal which competes with the transactions contemplated by the Disposal Agreement.

In the event that shareholder approval of the fee referred to above is not obtained in accordance with the requirements of the Listing Rules, the Company has agreed to pay Konica Minolta an amount equal to one per cent. of the market capitalisation of Danka calculated in accordance with the applicable provisions of the Listing Rules in the circumstances referred to above.

Danka Shareholders should note that no fee will be payable on either of the bases referred to above in the event that the Resolutions are approved on or before 8 August 2008 and Completion occurs on or before 8 October 2008.

8.	Financial effects of the Disposal and Use of Proceeds

DOIC’s assets and liabilities represent substantially all of the assets and liabilities of the Group with the exception of the liability in respect of the Danka Participating Shares and certain other tax assets and liabilities. Consequently, the Disposal will result in the sale of the Group’s remaining operating businesses. If Completion had occurred on 1 April 2007, the Group would not have generated any earnings during the financial year ended 31 March 2008.

The net cash proceeds from the Disposal will be used to discharge the Group’s approximately US$150 million of indebtedness under its existing credit facilities. After depositing US$25 million in escrow to satisfy potential claims by Konica Minolta under the Disposal Agreement as described above, the remaining sum, together with the Company’s other cash resources, will be used to discharge other actual and contingent liabilities of the Group and the costs and expenses of the Members Voluntary Liquidation, with the remaining cash balance, together with any amount remaining from the US$25 million escrow proceeds, to be returned to Danka Shareholders through the Members Voluntary Liquidation, assuming the Members Voluntary Liquidation is approved.

9.	The Members Voluntary Liquidation

If the Resolutions to approve the Disposal and the Members Voluntary Liquidation are duly passed Danka will enter into the Members Voluntary Liquidation, and the Liquidators will be appointed joint liquidators for the purposes of the voluntary winding up of the Company.

If the Resolution to approve the Disposal (as amended) is passed by the requisite majority, but the Resolution to approve the Members Voluntary Liquidation is not, the Company will not enter into the Members Voluntary Liquidation. In such circumstances, the Board will proceed with Completion and will, along with the Company’s management, assess what alternatives may be available to distribute the proceeds from the Disposal among Danka Shareholders. Among other alternatives, the Board may again seek shareholder approval for a members voluntary liquidation. Danka Shareholders should note that under the Articles, the Company is required, subject to the requirements of English company law, to redeem all of the Danka Participating Shares on 17 December 2010 (or as soon thereafter as the Company is permitted by English company law), or the maximum number of Danka Participating Shares which can lawfully be so redeemed on such date in accordance with such requirements.

The Board has procured the agreement of the Participating Shareholders, should Completion take place and a members voluntary liquidation be approved, whether it be the proposed Members Voluntary Liquidation approved at the Extraordinary General Meeting or a members voluntary liquidation approved at a future shareholder meeting, to irrevocably and unconditionally direct and instruct the liquidators appointed in respect of that members voluntary liquidation to pay to the holders of Danka Ordinary Shares (including holders of ADSs) at the time the members voluntary liquidation commences a cash amount equal to $0.025 per ordinary share, or $0.10 per ADS, out of the proceeds of the liquidation, prior to any distribution of the proceeds of the liquidation to the holders of Danka Participating Shares.

Ordinary Shareholders should note, however, that should the proposed Members Voluntary Liquidation not be approved, there is no guarantee that any future alternative chosen by the Board will result in any return to Ordinary Shareholders. Under the existing terms of the Articles, given the current approximately $372 million in accreted value of the Participating Shares, the Participating Shareholders would be entitled to receive all of the net distributable proceeds from the Disposal in a liquidation.

10.	Current trends in trading and prospects

On 5 February 2008, Danka announced its unaudited results for the quarter and nine months ended 31 December 2007. These unaudited results are explained below and are set out in full in Part VII of the Circular.

In the unaudited results for the three months ended 31 December 2007, total revenue for the Group was US$108.2 million, 2.4 per cent higher than the corresponding period in the prior financial year and up 2.7 per cent compared to the preceding quarter and the Group generated operating earnings from continuing operations of US$0.4 million. The Group recorded a net loss of US$3.0 million for the quarter as compared to net loss of US$17.5 million in the corresponding period in the prior financial year, and a US$12.0 million loss in the preceding quarter.

In the unaudited results for the nine months ended 31 December 2007, total revenue was US$319.7 million, down 5.1 per cent from the prior year and the Group generated operating earnings from continuing operations of US$3.1 million. The Group recorded a net loss of US$42.5 million for the nine month period as compared to a net loss of US$34.5 million for the corresponding period in the prior year.

DOIC’s sales have declined from US$108 million in the three months ended 31 December 2007 to US$99 million in the three months ended 31 March 2008, with a consequent drop in gross and operating profit. DOIC has incurred an operating loss of US$3.7 million for the three months ended 31 March 2008 compared with a profit of US$0.8 million for the three months ended 31 December 2007 and a loss of US$3.5 million for the three months ended 31 March 2007.

The loss before tax of the Group includes US$4.5 million in relation to the settlement of German tax contingencies.

The current trading and prospects for the Group are discussed more fully in Part VII of the Circular.

In the event that the Resolutions relating to the Members Voluntary Liquidation are approved by Danka Shareholders at the EGM the Liquidators will assume responsibility for the liquidation of the Company, including the payment of fees, costs and expenses of the Members Voluntary Liquidation, the discharging of any remaining liabilities of the Company and the distribution of the Company’s surplus assets, as described in paragraph 7 of Part I of the Circular.

11.	Taxation in relation to the Members Voluntary Liquidation and Deed of Undertaking

UK Shareholders

The information given below about UK taxation is of general nature and does not constitute tax advice to any Danka Shareholder. The statements assume that the Danka Shareholder is solely UK tax resident and domiciled. The statements may not be applicable to certain Danka Shareholders, including insurance companies, dealers in securities and Danka Shareholders who are not absolute beneficial owners of the Danka Shares, such as trustees. Danka Shareholders should, where necessary, seek their own professional advice in relation to the UK tax consequences of the Members Voluntary Liquidation and the Deed of Undertaking and their implementation so far as they are concerned. The summary set out below reflects advice received by the Company with respect to current tax law and the generally published practice of HM Revenue and Customs in the UK.

The receipt of a distribution in the Members Voluntary Liquidation may be treated as consideration for the part disposal of Danka Participating Shares, or in the case of a payment to Ordinary Shareholders pursuant to the Deed of Undertaking, a deemed part disposal of Danka Ordinary Shares and in either case may therefore give rise to a taxable gain or an allowable loss for the purposes of UK taxation. It is not expected that Ordinary Shareholders will receive any payment apart from the payment in cash of US$0.025 per Danka Ordinary Share and a payment in cash of US$0.10 per ADS pursuant to the Deed of Undertaking. In order to ensure that Danka Shareholders can offset the full tax basis that they have in the Danka Ordinary Shares against the cash payment and/or any taxable gain it is recommended that the Ordinary Shareholders should consider making a negligible value claim in respect of their Danka Ordinary Shares immediately after the cash payment. This should crystallize any remaining tax basis as a capital loss, which should be available to offset any taxable gain.

The liability of Danka Shareholders, who are either UK tax resident or hold their Danka Shares in connection with a trade carried on through a UK branch or permanent establishment to UK capital gains tax (or, in the case of companies, UK corporation tax on chargeable gains) will depend on individual circumstances, including the availability of any relief, allowance or exemption. No UK stamp duty (or Stamp Duty Reserve Tax) will be payable by Danka Shareholders in respect of their Danka Ordinary Shares or Danka Participating Shares on the Members Voluntary Liquidation or the Deed of Undertaking.

Overseas Shareholders

Danka Shareholders who are resident for tax purposes outside the UK should seek their own advice on the taxation treatment of the Members Voluntary Liquidation or the Deed of Undertaking.

Danka Shareholders are recommended to consult their professional advisers in relation to the Members Voluntary Liquidation or the Deed of Undertaking if they are in any doubt about their taxation position.

12.	Suspension and Cancellation of Listing

It is expected that the listing of Danka Ordinary Shares will be suspended at 7:30 a.m. on the day of the EGM.

Subject to the approval of all the Resolutions relating the Members Voluntary Liquidation, application will be made to cancel the listing of Danka Ordinary Shares on the Official List and the admission to trading of Danka Ordinary Shares on the London Stock Exchange’s market of listed securities. In the event that the Resolutions relating to the Members Voluntary Liquidation are duly approved, it is expected that the listing and admission to trading of Danka Ordinary Shares will be cancelled at 8:00 a.m. on the business day following the EGM, being 30 June 2008.

In the event that the Resolution to approve the Members Voluntary Liquidation is not passed by the requisite majority at the Extraordinary General Meeting, the suspension of Danka Ordinary Shares will end and the listing of the Danka Ordinary Shares on the Official List and the admission to trading of Danka Ordinary Shares on the London Stock Exchange’s market of listed securities will resume at 7.30 a.m. on 28 June 2008.

13.	Interests of Danka Executive Officers and Directors in the Disposal

When considering the Board’s recommendation to vote in favour of the Proposals, Danka Shareholders should be aware that certain members of the Board and certain of Danka’s executive officers have interests in the Disposal other than their interests as Danka Shareholders generally. These interests may be different from, or in conflict with, the interests of Danka Shareholders. In view of their additional interests in the Disposal and Members Voluntary Liquidation, neither Mr Harned nor Mr Parzick (both of whom are Directors) has participated in the Board’s recommendation to Danka Shareholders. The Independent Directors were aware of these additional interests, and considered them, when they approved the Proposals. Full details of the interests of each Director are set out in paragraph 3 of Part VIII of the Circular.

14.	Management

In the event that the Resolutions relating to the Members Voluntary Liquidation are duly approved, it is anticipated that A.D. Frazier will resign as Chairman and Chief Executive Officer of Danka and the other members of the Board will resign their positions as Directors following completion. As indicated in paragraph 7 of Part I of the Circular, the appointment of the Liquidators will become effective immediately upon approval of the resolutions relating to the Members Voluntary Liquidation at the EGM. At that point, the powers of the Directors will cease (except as sanctioned by Danka Shareholders at the EGM) and the Liquidators will assume responsibility for the liquidation of the Company.

In the event that the Resolution to approve the Members Voluntary Liquidation is not passed by the requisite majority at the Extraordinary General Meeting, these resignations will not take effect and the members of the Board will continue as Directors.

15.	Risk Factors

Danka Shareholders should consider fully and carefully the risk factors associated with the Group, the Disposal and the Members Voluntary Liquidation. Your attention is drawn to the risk factors set out in Part II of the Circular.

16.	Voting Agreement and side letter

The Purchaser and the Cypress Shareholders have entered into the Voting Agreement pursuant to which the Cypress Shareholders have, subject to certain exceptions, undertaken to the Purchaser to vote in favour of the Proposals. In addition, pursuant to a side letter entered into with the Company dated 22 April 2008, the Cypress Shareholders have, among other things, undertaken to the Company to vote in favour of the Proposals, subject to certain conditions.

As at 18 June 2008, the latest practicable date prior to the date of this document, the Cypress Shareholders held 344,072 Danka Participating Shares in aggregate carrying the right to exercise 29.18 per cent. of the voting rights carried by the Company’s entire issued share capital.

17.	Extraordinary General Meeting

The Proposals are conditional, amongst other things, upon obtaining the approval of Danka Shareholders at the EGM by the passing of the Resolutions. An EGM has been convened at 2:00 p.m. on 27 June 2008 at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS for the purpose of considering and, if thought fit, approving the Proposals. For this purpose the following resolutions will be proposed:

•	that the Disposal be approved;

•	that the Company be voluntarily wound up;

•

that Jeremy Spratt and Finbarr O’Connell of KPMG LLP, 8 Salisbury Square, London EC4Y 8BB be appointed joint liquidators for the purpose of the voluntary winding-up of the Company. Any act by the joint liquidators may be done by them either jointly or alone;

•

that the joint liquidators be authorised under the provisions of section 165(2) of the Insolvency Act 1986 to exercise any of the powers laid down in Schedule 4, Part I, of that Act as may be necessary or desirable in their judgment;

•

that the remuneration of the joint liquidators be fixed, subject to and in accordance with the terms of their engagement letter with the Company, at their normal charging rates and that they be authorised to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up;

•

that the joint liquidators be authorised to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the basis described above; and

•

that the proposed payment by the Company to Konica Minolta of a fee of US$5 million in the event that the Disposal Agreement is terminated by Konica Minolta or DHC because the Closing (as defined in the Disposal Agreement) has not occurred by 8 October 2008 or because Danka Shareholders have failed to approve the resolutions contemplated by the Disposal Agreement, or is terminated by Konica Minolta after 8 August 2008 if shareholder approval has not been obtained by such date and in any such case the Board has withdrawn or modified, or proposed to withdraw of modify, in a manner adverse to Konica Minolta, its recommendation of the transactions contemplated by the Disposal Agreement, or taken any action or made any statement in connection with the EGM inconsistent with its recommendation of the transactions contemplated by the Disposal Agreement, or approved or recommended or publicly proposed to approve or recommend, or failed to recommend against, a proposal which competes with the transactions contemplated by the Disposal Agreement, be approved.

In addition, the Board intends to propose an amendment to the resolution to approve the Disposal at the Extraordinary General Meeting which would have the effect of allowing that Resolution to come into force if approved by the requisite majority, regardless of whether the Resolution to approve the Members Voluntary Liquidation is approved. The full text of the relevant Resolution to approve the Disposal, as so amended, is set out in the Appendix to this document.

The resolution to approve the Disposal will require the approval of a simple majority of the votes cast in person or by proxy at the EGM.

If the amendment to the resolution to approve the Disposal is approved at the Extraordinary General Meeting and that resolution, as so amended, is duly passed by the requisite majority, being a simple majority of the votes cast in person or by proxy at the Extraordinary General Meeting, the Board intends to proceed with Completion, regardless of whether the resolution to approve the Members Voluntary Liquidation, or any of the other resolutions to be considered at the Extraordinary General Meeting, is duly approved.

The Members Voluntary Liquidation is conditional upon shareholder approval, which will be sought at the EGM. The resolution to approve the Members Voluntary Liquidation will be a special resolution, which means that it will require approval by not less than 75 per cent. of the votes cast in person or by proxy at the EGM. In addition, the resolution to approve the Members Voluntary Liquidation will not have effect unless shareholder approval of the Disposal is duly obtained and the other conditions to Completion are duly satisfied or waived.

In addition to the Resolutions to approve the Proposals, a resolution will be proposed at the EGM to approve the payment of a break fee of US$5 million by Danka to Konica Minolta pursuant to the terms of the Disposal Agreement. If approved, this fee would be payable in the event that the Disposal Agreement is terminated by Konica Minolta or DHC because the Closing (as defined in the Disposal Agreement) has not occurred by 8 October 2008 or because Danka Shareholders have failed to approve the resolutions contemplated by the Disposal Agreement, or is terminated by Konica Minolta after 8 August 2008 if shareholder approval has not been obtained by such date and in any such case the Board has withdrawn or modified, or proposed to withdraw of modify, in a manner adverse to Konica Minolta, its recommendation of the transactions contemplated by the Disposal Agreement, or taken any action or made any statement in connection with the EGM inconsistent with its recommendation of the transactions contemplated by the Disposal Agreement, or approved or recommended or publicly proposed to approve or recommend, or failed to recommend against, a proposal which competes with the transactions contemplated by the Disposal Agreement.

The Resolutions to approve the Disposal and the Members Voluntary Liquidation are not conditional on the passing of the resolution to approve this break fee.

Danka Shareholders should note that no break fee will be payable in the event that the Resolutions are approved on or before 8 August 2008 and Completion occurs on or before 8 October 2008.

18.	Further information

The expected timetable of principal events for the Proposals is set out on page i at the start of the Circular. Further information regarding the Proposals and the principal terms and conditions of the Disposal Agreement is set out in Part IV of the Circular.

Your attention is drawn to the further information contained in Parts II to VIII of the Circular, as well as to the revised form of proxy which accompanies this document. Danka Shareholders should read the whole of this document, the revised form of proxy which accompanies this document, the Circular and the documents which accompanied it and not just rely on the information contained in this letter.

19.	Background to and Reasons for the Disposal and the Members Voluntary Liquidation

Over the past several years, the Company’s business has been challenged by certain factors, primarily technological advancements in the markets Danka serves, the need to adapt to such advances and increased competition. These challenges have been exacerbated by the level of the Company’s indebtedness and its liquidity requirements. In response to these challenges and in order to strengthen the Company’s balance sheet the Company engaged in a number of restructuring transactions and cost reduction efforts and sold the entirety of its operations outside of the United States, including most recently the January 2007 sale of the Company’s European operations to Ricoh Europe B.V.

As part of the Board’s continued focus to improve the Company’s competitive position, restructure the Company’s balance sheet and enhance shareholder value, the Board authorised Danka’s management to engage a financial advisor to assist in the evaluation of the Company’s strategic alternatives. In September 2006, the Company engaged a financial advisor in connection with the Company’s consideration of strategic alternatives.

In recent months the Company’s liquidity position has continued to worsen and the Company has recognised that it would likely be unable to continue to benefit from the very favorable payment terms with its suppliers, including its largest supplier, over the long term. In this regard, the Company’s Directors, together with management and the Company’s legal and financial advisors, discussed the possibility that entering into an agreement with Konica Minolta for the sale of Danka’s U.S. operations would increase the likelihood that one or more suppliers would revoke the current payment terms extended to the Company by such supplier. The Directors, together with management and the Company’s legal and financial advisors, also discussed the deteriorating condition of the debt and equity markets in general and discussed a variety of strategic alternatives available to address the Company’s liquidity position. The Company also entered into discussions with its lenders under its credit facility, including GECC, concerning the availability of additional liquidity to meet any supplier demands for payment upon the announcement of any proposed sale transaction. The Directors were notified that additional credit would be made available if and when a definitive agreement was entered into with Konica Minolta or another third party for a sale of the Company’s U.S. operations or another transaction on substantially similar terms.

In determining to proceed with the Proposals, the Independent Directors considered a number of factors, including, among others, the significant costs associated with trying to remain an independent player in an extremely competitive industry, the level of the Company’s indebtedness and the Company’s liquidity requirements, and the likelihood that the continued accretion in the value of Danka Participating Shares would outpace the increase in the value of the Company, further reducing the return to the holders of Danka Participating Shares and increasing the possibility of no return to the holders of Danka Ordinary Shares (and ADSs).

The Directors believe that the Disposal represents the best financial outcome for all stakeholders of the Company and they believe that the Members Voluntary Liquidation will enable the net cash in the Company, following Completion, the repayment of the Company’s outstanding indebtedness, including under the credit facilities provided by GECC and after taking into account all known actual and contingent liabilities of the Group and payment of the fees, costs and expenses of the Members Voluntary Liquidation, to be returned to Danka Shareholders in the most cost effective manner.

Following Completion, Danka will have no remaining operating business.

20.	Necessity for Danka Shareholder approval

In making an assessment of their voting intentions, Danka Shareholders should be aware that if the relevant Resolutions are not approved at the EGM and the Disposal does not occur by 30 June 2008, the Directors are of the opinion that the Group will not have sufficient working capital for its requirements.

Assuming that Danka completes the Disposal on or about 27 June 2008, the outstanding indebtedness under the GECC credit facilities to be repaid is approximately US$150 million. The Group’s GECC credit facilities are limited to certain multiples of the Group’s adjusted EBITDA and are subject to customary financial covenant testing which is reported on a quarterly basis.

As of 1 July 2008, the multiple of the Group’s adjusted EBITDA, through which the credit limit of the GECC credit facilities is calculated, is to be reduced. This reduction will reduce the borrowing capacity of the Group and require the Group to repay any outstanding indebtedness above the new capacity limit of the GECC credit facilities. The Directors believe a repayment of approximately US$40 million will therefore be required on 1 July 2008 to cover the outstanding indebtedness at that date. Further, the Directors also believe that the Group will be in breach of its financial covenants under the GECC credit facilities as of 1 July 2008.

If Completion does not occur and the proceeds of the Disposal are not received before 1 July 2008 the Directors do not believe the Group will be able to finance the forecast debt repayment obligations. The Directors believe that the failure of the Disposal to be completed, leading to such a default in repayment and/or the anticipated breach of the financial covenants would ultimately result in the withdrawal of the GECC credit facilities. Were this to occur the Board believes the Group’s creditors would seek a sale of the Group and/or put the Group in to some form of insolvency proceedings in the near term following 1 July 2008. If the Group was placed into insolvency proceedings the Disposal would not proceed and it is unlikely that Ordinary Shareholders would receive any distribution.

21.	Recommendation

The Board continues to consider the Resolutions to be proposed at the Extraordinary General Meeting (subject to the amendment to the Resolution to approve the Disposal described above) to be in the best interests of the Company and Danka Shareholders as a whole. Accordingly, the Board recommends that Danka Shareholders vote in favour of the amendment to the Resolution to approve the Disposal to be proposed by the Board at the Extraordinary General Meeting, as all Directors intend to do in respect of their own beneficial shareholdings. In addition, the Board recommends that Danka Shareholders vote in favour of the resolutions to be proposed at the Extraordinary General Meeting (in the case of the Resolution to approve the Disposal, in the form amended as proposed by the Board), as all Directors intend to do in respect of their own beneficial shareholdings.

22.	Action to be taken

Given the paramount importance of completing the Disposal in a timely manner as described above, the Board does not consider it desirable to seek to adjourn the Extraordinary General Meeting beyond 27 June 2008.

A Form of Proxy to be used by Ordinary Shareholders in connection with the Resolutions to be proposed at the Extraordinary General Meeting accompanied the Circular. This Form of Proxy should be discarded and Ordinary Shareholders who have not yet voted are requested to do so using the revised forms of proxy referred to below.

Revised forms of proxy to be used by Ordinary Shareholders in connection with (a) the amendment to the Resolution to approve the Disposal to be proposed by the Board at the Extraordinary General Meeting, (b) the amended Resolution to approve the Disposal, and (c) the other Resolutions to be proposed at the Extraordinary General Meeting will be posted to Ordinary Shareholders as soon as possible. Whether or not Ordinary Shareholders intend to attend the Extraordinary General Meeting in person, they are requested to complete the revised form of proxy in accordance with the instructions printed on it and return it as soon as possible by post or (during normal business hours only) by hand but, in any event so as to be received by Danka’s registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, no later than 2.00 p.m. on 25 June 2008. Ordinary Shareholders who have already returned the original Form of Proxy are requested to complete and return the revised form of proxy in accordance with the instructions given above.

Voting instructions given on any original form of proxy will nevertheless remain valid in relation to each of the resolutions as proposed in the original notice of meeting, unless superseded by the return of a revised form of proxy. Where the Chairman has been appointed proxy in relation to certain Danka Ordinary Shares under the original form of proxy, and no revised form of proxy has been filed in relation to those Danka Ordinary Shares, or the Chairman has not otherwise been instructed by his appointor as to how he should vote, the Chairman will abstain from voting those Danka Ordinary Shares on the amendment and (if the amendment is approved) on the Resolution to approve the Disposal, as amended.

Yours sincerely,
A.D. Frazier
Chairman and Chief Executive Officer

PART II

ADDITIONAL INFORMATION

1.	Responsibility

The Directors, whose names are set out in paragraph 2 below, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors of Danka

The Directors of Danka and their functions are as follows:

A.D. Frazier	Chairman and Chief Executive Officer
Dr. Kevin C. Daly	Non-executive Director
David J. Downes	Non-executive Director
Jaime W. Ellertson	Non-executive Director
Christopher B. Harned	Non-executive Director
W. Andrew McKenna	Non-executive Director
Joseph E. Parzick	Non-executive Director
J. Ernest Riddle	Non-executive Director
Erik Vonk	Non-executive Director

The registered office of the Company is Masters House, 107 Hammersmith Road, London W14 0QH. The telephone number of the Company’s registered office is +44 207 605 0150. The Company’s principal place of business is 11101 Roosevelt Boulevard, N., St. Petersburg, Florida 33716, USA. The telephone number of the Company’s principal place of business is +1 727 622 2100.

3.	Directors’ Interests

3.1	As at 18 June 2008 (the latest practicable date prior to the publication of this document), the interests of the Directors and those persons (including their immediate families, family trusts and related companies) whose interests in shares they are taken to be interested in pursuant to Part 22 of the 2006 Act in the share capital of the Company (all of which are beneficial except where noted), were as follows:

Name	Danka Ordinary Shares	Percentage of issued ordinary share capital (fully diluted)
A.D. Frazier	1,540,228	0.40%
Kevin C. Daly	197,024	0.05%
David J. Downes	123,680	0.03%
Jamie W. Ellertson	193,776	0.05%
Christopher Harned(1)	111,450,556	29.29%
W. Andrew McKenna	197,024	0.05%
Joseph E. Parzick	77,416	0.02%
J. Ernest Riddle	217,024	0.06%
Erik Vonk	150,252	0.04%

(1)	Includes 344,072 Danka Participating Shares which are convertible, as of 18 June 2008, into 111,313,140 Danka Ordinary Shares beneficially owned by affiliates of Cypress Associates II LLC. Mr. Harned is a managing director of The Cypress Group LLC. Mr. Harned disclaims beneficial ownership of such shares.

3.2	Christopher B. Harned is a managing director of The Cypress Group LLC which has an interest in Danka Participating Shares which are convertible into Danka Ordinary Shares as discussed in paragraph 6 below. Mr Harned disclaims beneficial ownership of such shares.

3.3	As at 18 June 2008 (the latest practicable date prior to the publication of this document), the interests of the Directors in options to purchase ADSs(1) were:

Name	Options Outstanding	Date of Grant	Exercise Price
A.D. Frazier	333,333	9 November 2006	US$	1.70

(1)	One ADS is equivalent to four Danka Ordinary Shares.

3.4	On 10 November 2006 Mr A.D. Frazier was issued a restricted stock award of 51,724 ADSs, equivalent to 206,896 Danka Ordinary Shares, at a price of US$1.74 per ADS. These ADSs vest and become unrestricted in equal annual tranches over three years, beginning on 10 November 2007.

3.5	Save as disclosed in paragraphs 3.1 to 3.4 above, none of the Directors, nor any person connected with any of them (within the meaning of section 252 of the 2006 Act) has any interest in the share capital of Danka or any of its subsidiaries.

3.6	No Director has or has had any interest in any transaction which is or was unusual in its nature or conditions or is or was significant to the business of the Group and which was effected by any member of the Group (including DOIC) during the current or immediately preceding financial year of Danka or which was effected during any earlier financial year and which remains in any respect outstanding or unperformed.

4.	Directors’ Service Contracts and Terms of Appointment

4.1	Mr A.D. Frazier, Chairman and Chief Executive Officer of the Company, is the Company’s only executive director. Details of the significant terms of the service contract between the Company and certain of its Affiliates and Mr Frazier, including Mr Frazier’s benefits on termination of such service contract, are set out in the Directors’ Remuneration Report on pages 24 to 32 of the Company’s annual report and accounts for the year ended 31 March 2007 and are incorporated by reference into this document. Details of amendments which have been made to Mr Frazier’s terms of service and of a long term incentive plan which has been entered into between the Company, DHC, DOIC and Mr Frazier are set out in an announcement made by the Company on 18 February 2008 and are incorporated by reference into this document.

4.2	Pursuant to Mr Frazier’s service contract, as amended and the long term incentive plan referred to above, if the Disposal had occurred on 31 March 2008 and if Mr Frazier’s employment had terminated on that date, the total aggregate cash value of potential cash severance payments and benefits to which Mr Frazier would have been entitled would have been approximately US$3.7 million.

4.3	In connection with the change of control and severance payments and benefits to which Mr. Frazier and other members of the Company’s management are entitled, at Completion Konica Minolta will pay to DHC the amount of US$5,161,827, to be used by the Company and DHC to pay a portion of the change of control and severance payments to Mr. Frazier and the other members of the Company’s management.

4.4	Copies of Mr Frazier’s employment agreement, as amended, the long term incentive plan referred to above and other related documents are available for inspection as provided in paragraph 15 of this Part II.

5.	Substantial Shareholdings

As at 18 June 2008 (being the latest practicable date prior to the publication of this document) Danka had been notified of, or was otherwise aware of, the following person(s) who, directly or indirectly, interested in three per cent. or more of the existing issued share capital of Danka:

Name	Number of Danka Ordinary Shares	Percentage of issued ordinary share capital	Percentage of fully diluted issued ordinary share capital(1)
Cypress Associates II LLC(2)	111,313,140	42.95%	29.26%
Ironwood Investment Management LLC	42,618,236	16.45%	11.20%
DCML LLC	20,951,080	8.08%	5.51%
Potomac Capital Management	11,656,616	4.50%	3.06%

(1)	In addition to its ordinary share capital, as at 18 June 2008, the Company had a total of 375,037 Danka Participating Shares in issue which were convertible into Danka Ordinary Shares at a rate of 323.517 Danka Ordinary Shares for every Danka Participating Share.
(2)	Cypress Associates II LLC is interested in the Danka Participating Shares as follows:

•	327,015 Danka Participating Shares, which, as at 18 June 2008 were convertible into 105,794,912 Danka Ordinary Shares, beneficially owned by Cypress Merchant Banking Partners II LLP;

•	13,902 Participating Shares, which, as at 18 June 2008 were convertible into 4,497,533 Danka Ordinary Shares, beneficially owned by Cypress Merchant Banking II C.V.; and

•	3,155 Danka Participating Shares which, as at 18 June 2008 were convertible into 1,020,696 Danka Ordinary Shares, beneficially owned by 55th Street Partners II L.P.

Thus, at 18 June 2008, affiliates of Cypress Associates II LLC held a total of 344,072 Danka Participating Shares (equivalent to 91.74% of the total Danka Participating Shares in issue) with voting rights equivalent to 111,313,140 Danka Ordinary Shares, or 29.26% of the votes which may be cast at a general meeting of Danka Shareholders.

Save as disclosed in this paragraph, Danka is not aware of any person who at 18 June 2008 (being the latest practicable date prior to the publication of this document), directly or indirectly, had an interest (within the meaning of Part 22 of the 2006 Act) in Danka Shares which represent three per cent. or more of its issued share capital.

6.	Danka Participating Shares

Holders of Danka Participating Shares are entitled to as many votes for each Danka Participating Share owned as equals the number of Danka Ordinary Shares into which the Danka Participating Share is convertible. The Danka Participating Shares are convertible into Danka Ordinary Shares at a rate per Danka Participating Share calculated by dividing the liquidation return for the Danka Participating Shares, which is US$1,000 per Danka Participating Share plus accumulated and unpaid dividends from the last Danka Participating Share dividend payment date, by a conversion price of US$3.11 per Danka Participating Share. The Danka Participating Share dividend accumulates on a daily basis; therefore, the conversion rate increases fractionally on a daily basis until the next Danka Participating Share dividend is paid. As at 15 May 2008, the latest Danka Participating Share dividend date, the conversion rate was 323.517 Danka Ordinary Shares per Danka Participating Share. The liquidation return is subject to increase in some circumstances if Danka is in default of its payment obligations under the Danka Participating Shares, and the conversion price is subject to increase in some circumstances to protect Participating Shareholders against dilution. Assuming that no event occurs between the date of this document and the date as at which the Danka Shareholders entitled to attend and vote at the EGM will be determined that will cause an adjustment of the liquidation return or the conversion price (and no such event is anticipated by the Company), on 25 June 2008, the date as at which the Danka Shareholders entitled to attend and vote at the EGM will be determined, the conversion rate will be 323.924 Danka Ordinary Shares per Danka Participating Share.

7.	Key Management

The names and principal functions of the key individuals of DOIC’s business are set out below:

A.D. Frazier	(Chairman and Chief Executive Officer)
Edward K. Quibell	(Chief Financial Officer)
William Troxil	(President)
Donald Thurman	(Executive Vice President,—Product Management & Support)
Jean Dinovo Johnson	(General Counsel and Company Secretary)

8.	Related Party Transactions

During the last three financial years and up to the date of this document, the Company and its subsidiaries carried out the following transactions with related parties in the normal course of business on an arm’s length basis. These transactions are disclosed below:

8.1	On 22 April 2008, the Participating Shareholders and the Company entered into the Deed of Undertaking. This is summarised in paragraph 9.1(b) below.

8.2	During the financial year ended 31 March 2006, the Company entered into an outsourcing agreement with Gevity HR, Inc. (“Gevity”) for Human Resource services. Erik Vonk, a Director, is the former Chairman and Chief Executive Officer of Gevity. During the financial years ended 31 March 2007 and 31 March 2006, the charges for these services were US$2.1 million and US$1.5 million, respectively. The Company has determined that Mr. Vonk remains an independent director in accordance with the rules of the SEC and NASDAQ. In addition, A.D. Frazier who was appointed Chief Executive Officer and Chairman of the Board of Directors of the Company on 15 March 2006 was a director of Gevity until 18 May 2006.

8.3	The related party transaction information in relation to the Company set out at note 27 to the Company’s consolidated financial statements for the year ended 31 March 2007 in the Company’s annual report and accounts for the financial year ended 31 March 2007 is incorporated by reference into this document.

9.	Material Contracts

9.1	The Group (excluding DOIC)

Save as disclosed in this paragraph 9.1, no contracts (other than contracts entered into in the ordinary course of business) which are, or may be, material have been entered into by any member of the Group (excluding DOIC) within the two years immediately preceding the date of this document and no other contracts (other than contracts entered into in the ordinary course of business) have been entered into by any member of the Group (excluding DOIC) which contain provisions under which any member of the Group (excluding DOIC) has any obligation or entitlement which is material to the Group (excluding DOIC) as at the date of this document.

(a)	The Disposal Agreement

This is summarised in Part IV of the Circular. The Disposal Agreement was entered into between the Company, DHC and the Purchaser on 8 April 2008 and amended on 22 April 2008 and 18 June 2008.

(b)	The Deed of Undertaking and Deed of Amendment

On 22 April 2008, the Participating Shareholders and the Company entered into the Deed of Undertaking pursuant to which the Participating Shareholders, notwithstanding their rights as Participating Shareholders under the Articles, agreed to irrevocably and unconditionally direct and instruct the Liquidators to pay, out of the proceeds of the Members Voluntary Liquidation prior to any distribution of the proceeds of the Members Voluntary Liquidation to the Participating Shareholders, to the holders of Danka Ordinary Shares and ADSs as at the time at which the Members Voluntary Liquidation commences, an aggregate amount in cash equal to approximately US$6.5 million, on the basis of a payment in cash of US$0.025 per Ordinary Share and a payment in cash of US$0.10 per ADS. The Participating Shareholders have also undertaken that in the event that any of them receives any amount in respect of a distribution of the proceeds of the Members Voluntary Liquidation before such time as the holders of Danka Ordinary Shares and ADSs have received this cash payment it shall hold such amount (limited to the relevant Participating Shareholder’s pro rata portion of the relevant sum) in trust for the benefit of the holders of Danka Ordinary Shares and ADSs and shall promptly repay such pro rata portion to the Liquidators subject to the direction to the Liquidators to pay it to the holders of Danka Ordinary Shares and ADSs in accordance with the relevant provisions of the Deed of Undertaking. The obligations of the Participating Shareholders under the Deed of Undertaking are conditional on the Resolutions being duly approved by the requisite majorities at the EGM and Completion taking place. On 18 June 2008, the parties to the Deed of Undertaking entered into a Deed of Amendment pursuant to which the obligations of the Participating Shareholders under the Deed of Undertaking were extended to any members’ voluntary liquidation regardless of the date on which such members’ voluntary liquidation is approved by Danka Shareholders.

(c)	The Cypress Side Letter

In connection with the Disposal Agreement, the Company entered into a letter agreement with the Cypress Shareholders on 8 April 2008, pursuant to which the Cypress Shareholders agreed, among other things, to vote all the Danka Participating Shares over which the Cypress Shareholders exercise voting control in favour of the Proposals at the EGM. The Cypress Shareholders also agreed to the allocation of proceeds in the Members Voluntary Liquidation entitling the holders of Danka Ordinary Shares, including holders of ADSs, to be paid a cash amount equal to US$0.025 per Danka Ordinary Share, or US$0.10 per ADS, in the Members Voluntary Liquidation. The obligations of the Cypress Shareholders under this letter agreement terminate on the earliest to occur of (i) termination of the Disposal Agreement in accordance with its terms or (ii) the effectiveness of any amendment, modification or supplement to, or waiver by Danka or DHC under, the Disposal Agreement, unless consented to in writing by each of the Cypress Shareholders.

(d)	Disposal of the European Businesses

On October 12, 2006, the Company, certain of its subsidiaries (the “Sellers”) and Ricoh Europe B.V. (“Ricoh”) entered into an agreement pursuant to which the Sellers disposed of the Group’s European businesses to Ricoh in a sale of all the outstanding capital stock of certain of the Company’s direct and indirect European subsidiaries (the “Target Companies”) for a purchase price of US$215 million in cash, including an upward purchase price adjustment of US$5 million. Following approval by Danka Shareholders and the satisfaction or waiver of a number of customary closing conditions, the disposal was completed on 31 January 2007. Under the terms of the agreement the Sellers gave certain customary representations and warranties to Ricoh including representations and warranties concerning their title to and ability to sell the shares in the Target Companies, accounts and financial matters, regulatory and legal matters, intellectual property matters, the assets and liabilities of the Target Group Companies, the contracts of the Target Group Companies, the properties which the various Target Group Companies own and/or occupy, environmental matters, employment matters, pensions and taxation. In the event that any of the Sellers are in breach of the representations and warranties, the Sellers may be required to indemnify the Purchaser for losses incurred by the Purchaser and the Target Group Companies as a result of such breach. The liability of the Sellers is limited to the aggregate amount of the consideration for the disposal and for claims for indemnification arising from a breach of certain representations and warranties is limited to an amount equal to 25 per cent. of such consideration. The Purchaser is not able to make a claim for indemnification unless the amount claimed exceeds US$35,000 and unless the amount of all such claims exceeds one per cent of the consideration for the Disposal. In addition, various limits apply to the period of time within which different categories of claims for indemnification can be brought against the Sellers. The terms of the agreement prevent the Danka Group from soliciting employees of Target Group Companies until 31 January 2009 and from soliciting customers of Target Group Companies until 31 January 2010.

(e)	Disposal of Danka Australasia Pty Limited

On 7 July 2006, Onesource Australasia Pty Limited, Onesource Group Limited, the Company and Dankalux Sarl entered into an agreement pursuant to which Onesource Australasia Pty Limited acquired the entire issued share capital of Danka Australasia Pty Limited, for a purchase price of US$17,000,000. Under the terms of the agreement, Onesource Group Limited acts as guarantor to Onesource Australasia Pty Limited, and has given both guarantees and indemnities with respect to Onesource Australasia Pty Limited’s obligations under the agreement. Under the terms of the agreement, any warranty claims made by Onesource Australasia Pty Limited (as buyer) against the Company and Dankalux Sarl (as sellers) are to be made no later than 7 January 2007. Claims under warranties with respect to tax are to be brought no later than 4 years from the date of Onesource Australasia Pty Limited’s income tax return for the year ended 31 March 2007.

(f)	Disposal of the Scottish business of Danka UK PLC

On 1 June 2006, Danka UK PLC and Capital Copiers (Edinburgh) Limited entered into an agreement pursuant to which Capital Copiers (Edinburgh) Limited purchased the Scottish business of Danka UK PLC. This included the copier, fax, multi-functional copier/printing products based business carried on by Danka UK PLC in Scotland, the benefit and burden of machines in the field service contracts, equipment belonging to and used by Danka UK PLC and the goodwill and business connections of Danka UK PLC. Risk and title to the assets passed to Capital Copiers (Edinburgh) Limited on completion. The purchase price was an aggregate of the consideration payable for the benefit and burden of the contracts, being £335,000, and the asset consideration of £9,600. The agreement contains customary warranties and indemnities in respect of the acquisition and Danka UK PLC has no liability under the warranties after 1 June 2007. Danka UK PLC gave certain undertakings not to solicit customers or suppliers or to compete with the sold business until 1 June 2007.

9.2	DOIC

Save as disclosed in this paragraph 9.2, no contracts (other than contracts entered into in the ordinary course of business) which are, or may be, material have been entered into by DOIC within the two years immediately preceding the date of this document and no other contracts (other than contracts entered into in the ordinary course of business) have been entered into by DOIC which contain provisions under which DOIC has any obligation or entitlement which is material to DOIC as at the date of this document.

(a)	GECC Credit Facilities

On 18 June 2007, DOIC entered into new senior secured credit facilities in an aggregate amount of $145 million, consisting of (i) a $100 million First Lien Credit Agreement (the “First Lien Credit Agreement”) and (ii) a $45 million Second Lien Credit Agreement (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, collectively and as amended, the “Credit Facilities”), each among DOIC, as borrower, DHC, as a guarantor, GECC, as administrative agent and as collateral agent, and certain lenders and letter of credit issuers. The First Lien Credit Agreement includes a $40 million senior secured revolving credit facility (the “Revolver”) and a $60 million senior secured term loan (the “Term Loan”). The Second Lien Credit Agreement provides for a $45 million second lien loan (the “Second Lien Loan”). DHC guarantees DOIC’s obligations under the Credit Facilities and DOIC and DHC have secured their respective obligations under the Credit Facilities with substantially all of their respective assets, including the stock of DOIC. The Revolver and Term Loan facilities will terminate on the earlier of 18 June 2012 and the date that is six months prior to the maturity of the Danka Participating Shares, which is currently December 2010, at which time all loans thereunder will become due and payable. The Second Lien Loan will mature on 18 December 2012. DOIC is required to make payments of interest in arrears on each interest payment date and at maturity of the loans. DOIC may prepay loans under the Credit Facilities upon payment of the applicable prepayment fee; provided, that DOIC may not voluntarily prepay the Second Lien Loan prior to the first anniversary of the Credit Facilities. DOIC is required to prepay loans under the Credit Facilities upon the occurrence of certain events, including asset sales and other dispositions, receipts of insurance/condemnation proceeds, certain issuances of equity, the issuance of debt, and the existence of excess cash flow of the Company. Such prepayments will be subject to the payment of the applicable prepayment fee and, in the case of certain prepayments of the Second Lien Loan during the first year, a make-whole payment.

The Credit Facilities include customary covenants. Among other things, the Company, DOIC and DHC and their respective subsidiaries are prohibited from incurring additional indebtedness, creating or incurring liens on their property, or further encumbering their assets, making certain investments, disposing of assets, modifying the terms of indebtedness, making certain payments, and changing their corporate existence, in each case subject to certain exceptions. The Credit Facilities also contain certain financial covenants and customary events of default, including, without limitation, payment defaults, failure to comply with the covenants in the Credit Facilities, cross-defaults to certain other indebtedness, bankruptcy, insolvency and change of control, and the entry of certain adverse judgments. If any “event of default” occurs and is continuing, the Credit Facilities may be terminated and all amounts owing thereunder may become immediately due and payable.

The Credit Facilities have each been amended four times since they were entered into: in November and December 2007 and in January and March 2008. Further information about the Credit Facilities is set out in paragraph A1 in Part II of the Circular.

(b)	Disposal of Image One Corporation

On 30 June 2006 the Robert D. Dube Revocable Trust, the Joel F Pearlman Revocable Trust, Image One Corporation and DOIC, entered into an agreement pursuant to which DOIC disposed of the issued and outstanding capital stock of Image One Corporation. In consideration, the Robert D. Dube Revocable Trust and the Joel F Pearlman Revocable Trust (as buyers) released and waived all right to receive an additional purchase price of US$500,000 due under the agreement dated 8 December 2004 pursuant to which to which DOIC acquired the issued and outstanding capital stock of Image One Corporation from the Robert D. Dube Revocable Trust and the Joel F Pearlman Revocable Trust for a purchase price of US$2,100,000. DOIC released and waived all rights to the intercompany indebtedness owed by Image One Corporation to DOIC equalling the sum of US$500,000 and also the sum of US$140,779, less applicable taxes, due under the agreement dated 8 December 2004. DOIC also paid an amount equal to US$140,779, less applicable taxes to Robert D. Dube Revocable Trust and the Joel F Pearlman Revocable Trust. A number of agreements, including the agreement dated 8 December 2004 described above, were terminated as a result of the disposal. The representations and warranties of DOIC will expire on 30 June 2008, with the exception of warranties with respect to tax which endure until the expiration of the relevant statutory limitation periods.

10.	Litigation

10.1	The Group (excluding DOIC)

Save as disclosed in this paragraph 10.1 no member of the Group (excluding DOIC) is, or has been, involved in any governmental, legal or arbitration proceedings which may have, or have had during the 12 months preceding the date of this document, a significant effect on the financial position or profitability of the Group (excluding DOIC), nor, so far as the Company is aware, are any such proceedings pending or threatened by or against any member of the Group (excluding DOIC).

(a)

In June 2003, the Company was served with a class action complaint titled Stephen L. Edwards, et al., Plaintiffs vs. Danka Industries, Inc., et al., including American Business Credit Corporation, Defendants, alleging claims of breach of contract, fraud/intentional misrepresentation, unjust enrichment, violation of the Florida Deception and Unfair Trade Protection Act and injunctive relief. The claim was filed in the state court in Tennessee, and the Company has removed the claim to the United States District Court for Middle District of Tennessee for further proceedings. The plaintiffs have filed a motion to certify the class, which the Company has opposed. The Company had filed a motion for summary judgment, which plaintiffs had opposed. On 13 October 2006, the United States

District Court for the Middle District of Tennessee granted Danka’s motion for summary judgment and dismissed the plaintiffs’ claims regarding shipping and handling charges, which served as the basis of the putative class claim. The U.S. District Court ruling effectively defeats the plaintiffs ability to represent a class or serve as a potential class member. The plaintiffs’ remaining claim has not been resolved, but its resolution, even if adverse to the Company, is not expected to have a material impact on the Company’s financial condition. The Company does not know whether the plaintiffs will attempt to appeal the ruling dismissing the claim relating to shipping and handling charges. The Company is unable to estimate potential exposure but it will continue to vigorously defend the claims alleged by the plaintiffs in this action.

(b)

There are two tax claims pending in Brazil. The claims are valued at R3,535,770 (approximately US$2,196,118) and R3,430,210 (approximately US$2,130,554). The former claim, brought by the Municipality of Sao Paulo, is with respect to an infraction notice, and is awaiting summons. The second claim, also with the Municipality of Sao Paulo, is with respect and to a debt annulment action. A motion for injunctive relief was denied, but following an appeal in Danka’s favour, a civil appeal will now be filed against the sentence. It should be noted that no member of the Group is currently a party to either of these claims. However, members of the Group may be subject to indemnification obligations in respect of the amounts claimed pursuant to the terms of agreements entered into by them.(1)

(c)

Following the disposal of Danka Canada Inc. by Danka Business Finance Ltd., an entity controlled by the Company, a claim totalling CDN$486,000 (approximately US$476,231) is being brought by Citicapital against Danka Business Finance Ltd. with respect to outstanding lease payments. The relevant leases terminated in June 2004. As the result of a counter claim, Danka Business Finance Ltd. believes that the claim will settle through mediation for a figure less than CDN$100,000 (approximately US$98,010).(2)

(1)	Amounts quoted in Brazilian Reais in this paragraph 10.1 have been converted into US Dollars at the rate of R1.6100: US$1, the rate prevailing on 18 June 2008, the latest practicable date prior to the posting of this document.

(2)	Amounts quoted in Canadian Dollars in this paragraph 10.1 have been converted into US Dollars at the rate of CDN1.0203: US$1, the rate prevailing on 18 June 2008, the latest practicable date prior to the posting of this document.

10.2	DOIC

DOIC is not, nor has been, involved in any governmental, legal or arbitration proceedings which may have, or have had during the 12 months preceding the date of this document, a significant effect on the financial position or profitability of DOIC, nor, so far as the Company is aware, are any such proceedings pending or threatened by or against DOIC.

11.	Working capital

The Directors are of the opinion that, assuming the occurrence of Completion, taking into account the net proceeds from the Disposal, bank and other facilities available to it, the Group (excluding DOIC) has sufficient working capital for its present requirements, that is, for at least the next twelve months from the date of this document.

12.	Significant change

12.1	Except for a decline in sales and a loss before tax incurred during the three months ended 31 March 2008 as set out in paragraph 10 of Part I of this document, there has been no significant change in the financial or trading position of the Group (excluding DOIC) since 31 December 2007, being the date to which the Group’s most recent unaudited consolidated interim financial statements have been prepared.

12.2	Except for a decline in sales and a loss before tax incurred during the three months ended 31 March 2008 as set out in paragraph 10 of Part I of this document, there has been no significant change in the financial or trading position of DOIC since 31 December 2007, being the date to which the Group’s most recent unaudited consolidated interim financial statements have been prepared.

13.	Information Incorporated by Reference

The following information contained in publicly available documents is incorporated by reference into this document so as to provide the information required pursuant to paragraphs 16.2 and 19 of Annex I of the Prospectus rules (as incorporated by Chapter 13 Annex I of the Listing Rules).

Documents Incorporated by Reference into this document	Paragraph of this document in which the information is referred to
Annual report and accounts of Danka for the financial year ended 31 March 2007—Directors’ Remuneration Report (pages 24 to 32)	Paragraph 4 of Part II (“Additional Information—Directors Service Contracts and Terms of Appointment”)

Announcement by Danka dated 18 February 2008	Paragraph 4 of Part II (“Additional Information—Directors Service Contracts and Terms of Appointment”)

Annual report and accounts of Danka for the financial year ended 31 March 2007—Related party transactions (page 82)	Paragraph 8 of Part II (“Additional Information—Related Party Transactions”;)

Copies of the Company’s annual report and accounts for the financial year ended 31 March 2007 are available for inspection as provided in paragraph 15 below.

The following information contained in the Circular is incorporated by reference into this document so as to provide the information required pursuant to the Listing Rules.

Section of Circular	Reference
Part I, paragraph 7	Members Voluntary Liquidation

Part I, paragraph 9	Current trends in trading and prospects

Part II	Risk Factors

Part III`	Forward Looking Statements

Part IV	Summary of the Principal Terms and Conditions of the Disposal

Part V	Financial Information on Danka Office Imaging Company

Part VI	Pro Forma Financial Information on the Group

Part VII	Unaudited Results for the Quarter and Nine Months ended 31 December 2007

15.	Documents available for inspection

Copies of the following documents may be inspected at the registered office of Danka and at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS during normal business hours on any day (Saturdays, Sundays and public holidays excepted) until the date of the EGM and at the EGM venue for a period of at least 15 minutes prior to the EGM and during the EGM:

(a)	the Memorandum and Articles of Association of Danka;

(b)	copies of Mr A.D. Frazier’s employment agreement, as amended, long term incentive plan and other related documents referred to in paragraph 4 above;

(c)	copies of the material contracts referred to in paragraph 9 above

(d)	copies of the audited consolidated accounts of Danka for the three financial years ended 31 March 2005, 31 March 2006 and 31 March 2007 and the annual report and accounts of Danka for the financial year ended 31 March 2007;

(e)	the Proxy Statement;

(f)	the Disposal Agreement (as amended);

(g)	the Cypress Side Letter;

(h)	the Deed of Undertaking (along with the Deed of Amendment); and

(i)	the Circular and the Form of Proxy;

(j)	this document and the Revised Form of Proxy.

Dated 19 June 2008

APPENDIX

“1B. ORDINARY RESOLUTION

That the proposed disposal by Danka Holding Company, an indirect wholly-owned subsidiary of the Company, of all the issued shares in the capital of Danka Office Imaging Company subject to the terms and conditions of a share sale agreement dated 8 April 2008 made between (1) Konica Minolta Business Solutions USA Inc., (“Konica Minolta”) (2) the Company and (3) Danka Holding Company (as amended, the “Disposal Agreement”), as described in the circular to the Company’s shareholders dated 30 May 2008, be and is hereby approved and that the directors of the Company (the “Directors”) be and are authorised to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries that are, in the opinion of the Directors (or a duly authorised committee of them), necessary or desirable to give effect to and to complete the Disposal Agreement and the transactions contemplated therein with such non-material modifications, amendments, revisions, variations or waivers to the terms of the disposal, the Disposal Agreement or any other documents relating thereto as they (or any such committee) consider to be necessary or desirable.”